Exhibit 10.7


                             SERVICES AGREEMENT

               Services Agreement, effective April 1, 1996, by and between Strategic Distribution, Inc., a Delaware corporation ("Strategic
Distribution"), and Interlaken Capital, Inc., a Delaware corporation ("Interlaken").

               WHEREAS, Strategic Distribution wishes to retain Interlaken to perform certain services for Strategic Distribution and Interlaken wishes to perform such services.

               NOW THEREFORE, in consideration of the premises and for other good and valuable consideration the sufficiency of which is hereby expressly acknowledged, Strategic Distribution and Interlaken hereby agree as follows:

          1. Interlaken hereby agrees to provide corporate and administrative services to Strategic Distribution (the "Subject Services") during the period March 1, 1996 through December 31, 1996. The Subject Services shall include, but shall not be limited to, services relating to accounting and internal legal advice. The extent of additional Subject Services shall be subject to negotiation between Strategic Distribution and Interlaken.

          2. Strategic Distribution shall pay Interlaken a fee of $400,000, $100,000 of which shall be due on the date that this Agreement is executed and the remainder of which shall be payable in eight equal installments beginning with May 1, 1996 and ending with December 1, 1996. Strategic Distribution shall also reimburse Interlaken for all reasonable out-of-pocket expenses incurred by Interlaken in connection with the Subject Services, such expenses to be paid promptly upon the furnishing to Strategic Distribution of a written statement with respect thereto.

          3. The term of this Agreement shall extend until December 31, 1996. Notwithstanding the foregoing, this Agreement may be terminated by either party upon thirty days' prior written notice to the other party.

          4. Strategic Distribution agrees to indemnify Interlaken and its officers, employees and agents to the fullest extent permitted by law and to hold them harmless from and with respect to all (a) fees, costs and expenses incurred in connection with or resulting from any claim, action or demand against Interlaken or against any of its officers, employees or agents that arise out of or in any way relate to Strategic Distribution, its properties, business or affairs and (b) any losses or damages resulting from any such claim, action or demand, including amounts paid in settlement or comprise of the claim, action or demand. This indemnification shall apply, however, only so long as the action or failure to act by Interlaken, its

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April 11, 1996
Page 2


     officers, employees or agents does not constitute fraud, bad faith or gross negligence. The termination of any action, suit or proceeding by judgment, order or settlement, or upon a plea of nolo contendere or its equivalent, shall not of itself create a
     ---------------
     presumption that any person acted with gross negligence.

               IN WITNESS WHEREOF, the parties hereunto set their hands as of the date first above written.


                                         INTERLAKEN CAPITAL, INC.


                                         By:/s/ William R. Berkley
                                            --------------------------
                                            Name:   William R. Berkley
                                            Title:  President



                                         STRATEGIC DISTRIBUTION, INC.


                                         By: /s/ Andrew M. Bursky
                                            ---------------------------
                                            Name:   Andrew M. Bursky
                                            Title:  Chairman



















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